Exhibit 10.10

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

SURGE HOLDINGS, INC.,

ECS PREPAID, LLC,

DENNIS R. WINFREY,

AND

PEGGY S. WINFREY

Dated as of January [  ], 2020

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January [  ], 2020 and effective as of October 1, 2019, by and among Surge Holdings, Inc., a Nevada corporation (the “Purchaser”), ECS Prepaid, LLC, a Missouri limited liability company (the “Company”), Dennis R. Winfrey, an individual, and Peggy S. Winfrey, an individual (together, the “Members” and, together with the Company, the “Seller Parties”).

RECITALS

A. The Members are the sole legal and beneficial owners of all of the Membership Interests as of the date of this Agreement.

B. Subject to the terms and conditions set forth in this Agreement, the Purchaser desires to purchase from the Members, and the Members desire to sell to the Purchaser, all of the Membership Interests owned by the Members free from any and all Liens.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this Agreement, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Business Day(s)” means each day that is not a Saturday, Sunday or other day on which the Purchaser is closed for business or banking institutions located in Memphis, Tennessee are authorized or obligated by Law or executive order to close.

1

“Closing Purchaser Stock Consideration” means four hundred fifty thousand (450,000) shares of Purchaser Common Stock to be issued to the Suray Holdings LLC (an entity jointly controlled by Dennis R. Winfrey, Peggy S. Winfrey, and Derron Winfrey) at the Closing.

“Company Representatives” means any of the officers, directors, managers, partners, independent contractors, consultants, advisors, employees, members, agents, representatives or Affiliates of the Company.

“Contract” means any mortgage, indenture, lease, contract, license, covenant, plan, insurance policy, purchase order (including any related terms and conditions), work order or other agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession or franchise, whether oral or written and including any amendment, waiver or modification made thereto.

“Dollars” or “$” means United States Dollars.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Entity” means any federal, national, foreign, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Indebtedness” of any Person means, as of any specified date, the amount equal to the sum (without any double-counting) of the following obligations (whether or not then due and payable), to the extent they are either obligations of such Person or its Subsidiary or guaranteed by such Person or its Subsidiary, including through the grant of a security interest upon any assets of such Person or its Subsidiary: (a) all outstanding indebtedness for borrowed money owed to third parties or Affiliates; (b) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments) (“Deferred Purchase Price”); (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible) or arising under indentures; (d) all obligations arising out of any financial hedging, swap or similar arrangements; (e) all obligations of such Person as a lessee that would be required to be capitalized in accordance with GAAP; (f) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction; (g) any deferred revenues or prepayments ; (h) any unpaid Taxes of the Company; (i) any payables or other amounts owed to any Affiliate of the Company; (j) any mortgage or other obligation secured by a Lien; (k) all Liabilities for refunds to customers for payments received in error; and (l) the aggregate amount of all accrued interest payable on such items under clauses (a) through (k) and prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of such Person that would arise (whether or not then due and payable) if all such items under clauses (a) through (k) were prepaid, extinguished, unwound and settled in full as of such specified date. For purposes of determining the Deferred Purchase Price obligations as of a specified date, such obligations shall be deemed to be the maximum amount of Deferred Purchase Price owing as of such specified date (whether or not then due and payable) or potentially owing at a future date.

“IRS” means the United States Internal Revenue Service.

“Knowledge” or “Known” means, whether or not capitalized, with respect to the Company, the knowledge of Dennis R. Winfrey, or Peggy S. Winfrey after a reasonable investigation and inquiry.

“Laws” means all constitutions, laws (including common law), statutes, regulations, ordinances, codes, orders, decrees, judgments, writs, injunctions, decisions, rules, standards, and rulings or any other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision of any Governmental Entity.

“Liability” or “Liabilities” means debts, liabilities, commitments, losses, deficiencies, duties, charges, claims, damages, demands, costs, fees, Taxes, expenses and obligations (including guarantees, endorsements and other forms of credit support), whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, on- or off-balance sheet, including those arising under any Contract, Law, statute, ordinance, regulation, rule, code, common law or other requirement or rule enacted or promulgated by any Governmental Entity or any litigation, court action or proceeding, lawsuit, originating application to an employment tribunal, or binding arbitration.

2

“Lien” means any lien, pledge, charge, claim, mortgage, security interest, defect in title, preemptive right, vesting limitation, community or marital property interest, right of first offer, notice, negotiation or refusal, transfer restriction of any kind or other encumbrance of any sort.

“Loss” means any claim, action, proceeding, loss, Liability, damage (excluding punitive damages except in the case of a third- party claim), cost, interest, award, judgment, penalty, Tax, and expense, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing, in each case, whether arising from a third-party or a direct claim.

“Material Adverse Effect” means any state of facts, condition, change, development, event or effect that, either alone or in combination with any other state of facts, condition, change, development, event or effect, is, or would be reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), Liabilities, condition (financial or otherwise), operations or capitalization of the Company, when viewed on a short, medium or long term horizon, but in each case shall not include the effect of facts, conditions, changes, developments, events or effects to the extent resulting from (a) conditions affecting the industry in which the Company operate generally, (b) war, terrorism or hostilities, (c) any changes in general economic or business conditions or the financial or securities markets generally, (d) any change in GAAP or applicable Laws (or interpretation thereof), (e) any acts of God, or natural disasters or any worsening thereof or actions taken in response thereto, or national or international political or social conditions, (f) any failure in and of itself (as distinguished from any fact, condition, change, development, event or effect (other than as described in clauses (a) – (e) of this definition) giving rise to or contributing to such failure) by the Company to meet any projections or forecasts for any period, and (g) taking or not taking any actions at the prior written direction of the Purchaser; provided, that in the case of clauses (a), (b), (c), (d) and (e), such fact, condition, change, development, event or effect does not have any disproportionate or unique material adverse effect on the Company.

“Membership Interests” means all the authorized and outstanding membership interests and all other equity interests of the Company.

“Ongoing Purchaser Stock Consideration” means twenty-two thousand five hundred(22,500) shares of Purchaser Common Stock to be issued to the Dennis R. Winfrey Revocable Trust on the 15th day of each month until such time as the funds currently held by Company in the bank accounts (as referenced in paragraph 2.1 (d)) are returned to Seller Parties, not to exceed 12 months without written agreement among the necessary parties.

“Permit” means all consents, licenses, permits, grants, agreements and authorizations required by any Governmental Entity to lawfully operate the business of the Company (including any pending applications for such all consents, licenses, permits, grants, agreements and authorizations).

“Permitted Liens” means (a) Liens for Taxes (i) not yet due and payable or (ii) that are being contested in good faith by appropriate procedures, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, and/or (c) zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, and easements.

“Person” means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a cooperative, a foundation, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Purchaser Common Stock” means Common Stock, par value $0.001 per share, of the Purchaser.

3

“Purchaser Indemnified Parties” means the Purchaser, its Affiliates and its and their respective officers, directors, employees, agents and representatives.

“Restricted Shares” means all shares of Purchaser Common Stock issuable hereunder other than shares of Purchaser Common Stock (a) the offer and sale of which have been registered under a registration statement pursuant to the Securities Act and sold thereunder, (b) with respect to which a sale or other disposition may be made in reliance on and in accordance with Rule 144 (or any successor provision) under the Securities Act, or (c) with respect to which the holder thereof shall have delivered to the Purchaser either (i) an opinion of counsel in form and substance reasonably satisfactory to Purchaser, delivered by counsel reasonably satisfactory to the Purchaser, or (ii) a “no action” letter from the SEC, in either case to the effect that subsequent transfers of such shares of Purchaser Common Stock may be effected without registration under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, cooperative, association or other organization (including any branch), whether incorporated or unincorporated, which is directly or indirectly controlled by such Person, whether through ownership of securities or otherwise.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), fees, impositions of any kind whatsoever including taxes based upon or measured by gross receipts, income, profits, gains, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, environmental, employment, unclaimed property, escheat, excise and property taxes as well as public imposts, and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed with respect to such amounts.

“Tax Returns” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments, schedules or supplements of any of the foregoing.

“Transaction Expenses” means any Liabilities incurred by or on behalf of the Members or the Company (or any Affiliate thereof, if required to be paid by the Company) in connection with the negotiation and execution of this Agreement (including all fees, costs and expenses of any brokers, accountants, financial advisors, attorneys, consultants, auditors and other experts), the performance of such Person’s and its Affiliates’ obligations hereunder and thereunder and the consummation of the Transactions (including any fees and expenses associated with obtaining any terminations or amendments contemplated hereby, or any waivers, consents or approvals of any Person), any Liabilities that may become due and payable by the Company or the Members as a result of the Transactions (including all brokers’, finders’ or similar fees owed by any such Person in connection with the Transactions) and any change of control payments, bonuses, severance, termination or retention obligations or similar amounts payable by or due from the Company that are triggered by the Transactions, the employer portions of any payroll or employment Taxes with respect to any such change of control payments, bonuses, severance, termination or retention obligations or similar compensatory payments made by the Company to service providers in connection with the Transactions, any payments owed to the Members.

“Transactions” means the Membership Interests Purchase and the other transactions contemplated hereby.

“Willful Breach” means (a) a breach of a representation or warranty contained in Article III, Article IV, or Article V of this Agreement that the breaching party knows is a misrepresentation of such representation or warranty or (b) a breach of a covenant contained in this Agreement that the breaching party knows is a breach of such covenant.

4

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
9.9% Threshold	2.1(d)
Agreement	Preamble
Charter Documents	3.1(a)
Claims	6.4
Closing	2.2
Closing Date	2.2(b)
Company	Preamble
Continuing Employees	6.2f
Disclosure Schedule	Article III
Excluded Claims	6.4(b)
Interested Party	3.12(iii)
Issued Shares	2.1(e)
Material Contracts	3.11(b)
Membership Interests Purchase	2.1(a)
Offered Employees	6.2
Purchaser	Preamble
Purchaser Closing Deliveries	2.3(a)
Releasor	6.4
Seller Parties	Preamble
Seller Party Closing Deliveries	2.3(b)
Springfield Property	3.10(b)
Members	Preamble

5

ARTICLE II

THE MEMBERSHIP INTERESTS PURCHASE

2.1 Purchase and Sale.

(a) Purchase and Sale of Membership Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Members shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Members, all of the Members’ right, title and interest in and to all of the outstanding Membership Interests, free and clear of any and all Liens (the “Membership Interests Purchase”), in exchange for the consideration specified herein.

(b) Payments at the Closing on Membership Interests. In full consideration for the transfer of the Membership Interests as set forth in Section 2.1(a) simultaneously with the Closing, the Purchaser shall issue to Suray Holdings LLC the Closing Purchaser Stock Consideration.

(c) Ongoing Payments. Starting on January 15, 2020, the Purchaser shall issue to the Dennis R. Winfrey Revocable Trust the Ongoing Purchaser Stock Consideration. The Ongoing Purchaser Stock Consideration shall be paid as a Collateral Fee for the funds currently held by the Company bank account(s).

(d) Legend on Stock Certificates. The certificates representing the shares of Purchaser Common Stock issuable pursuant to Section 2.1(b), shall include an endorsement typed or otherwise denoted conspicuously thereon of the following legend (along with any other legends that may be required under applicable Laws):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

In the event that any shares of Purchaser Common Stock issuable hereunder shall cease to be Restricted Shares, the Purchaser shall, upon the written request of shareholder in question, issue to such shareholder a new certificate representing such shares of Purchaser Common Stock without the legend required by this Section 2.1(d).

(e) Purchase Stock Consideration. In no event shall the aggregate number of shares of Purchaser Common Stock issued hereunder (the “Issued Shares”) exceed a number of shares equal to 9.9% of the number of shares of Purchaser Common Stock outstanding immediately prior to the Closing (the “9.9% Threshold”). In the event that the number of shares of Purchaser Common Stock otherwise comprising the Issued Shares would exceed the 9.9% Threshold, the number of shares of Purchaser Common Stock issued will be cut back to the 9.9% Threshold until such time as the Members holder less than the 9.9% Threshold. Seller Parties will not, for the eighteen (18) calendar months following the date hereof, for the purpose of open market trades, offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of shares of Purchaser Common Stock, directly or indirectly, in an amount greater than five percent (5.0%) of the trading volume of the Common Stock during the previous month on the OTCQX, OTCQB, or the OTC Pink marketplaces, Nasdaq, NYSE, or other trading market on which the Purchaser Common Stock is then trading. Other than via open market trades, Seller Parties may not offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of the Purchaser Common Stock without the prior written consent of the Purchaser. Purchaser’s consent to a transfer or disposal of the Purchaser Common Stock by Seller Parties shall be specifically conditioned on the transferee of the Purchaser Common Stock signing a Leak-Out Agreement with the Purchaser with substantially the same terms as this Section 2.1(e). 2.2 Closing. The closing of the Membership Interests Purchase (the “Closing”) shall take place at such time and date as the parties hereto may agree in writing. The Closing shall take place remotely via the exchange of documents and signature pages or at such location as the parties hereto agree. The date on which the Closing occurs is herein referred to as the “Closing Date”.

6

2.3 Closing Deliveries.

(a) Closing Deliveries of the Purchaser. In addition to the payments provided for in Section 2.1(c), at the Closing, the Purchaser shall have delivered or caused to be delivered to the Members (collectively, the “Purchaser Closing Deliveries”):

(i) a certificate, dated as of the Closing Date and executed on behalf of the Purchaser by an officer of the Purchaser, certifying the resolutions of the Managers of the Purchaser approving, in accordance with the provisions of the Purchaser’s operating agreement and applicable Law, this Agreement and the Transactions.

(b) Closing Deliveries of the Seller Parties. At the Closing, the Seller Parties shall have delivered or caused to be delivered to the Purchaser (collectively, the “Seller Party Closing Deliveries”):

(i) an instrument of conveyance, in form and substance reasonably satisfactory to the Purchaser, evidencing the transfer of all uncertificated Membership Interests endorsed by the Members for transfer to the Purchaser;

(ii) an executed Manager Resignation Letter, effective as of the Closing, for each Manager of the Company (unless otherwise instructed in writing by the Purchaser prior to the Closing);

(iii) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Managers, certifying: (A) a true and complete copy of the Company’s operating agreement, including all amendments thereto; and (C) resolutions of the Managers of the Company and the Members approving, in accordance with the provisions of such certificate of incorporation, such bylaws and applicable Law, this Agreement and the Transactions; and

(iv) certificates of good standing for the Company issued not earlier than three (3) Business Days prior to the Closing Date by the Secretary of State of the State of Missouri.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Each Seller Party hereby jointly and severally represents and warrants to the Purchaser as of the date hereof and as of the Closing, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and subsection numbers or disclosed in any other section or subsection of the disclosure schedule, subject to Section 10.13) supplied by the Seller Parties to the Purchaser (the “Disclosure Schedule”) concurrently with the execution of this Agreement:

3.1 Organization; Authority and Enforceability.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Missouri and have the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its activities make such qualification or licensing necessary to the business of the Company as currently conducted except where the failure to be so qualified or licensed, individually or in the aggregate, both (i) has not had and would not reasonably be expected to have a Material Adverse Effect and (ii) has not had and would not be reasonably expected to have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions and would not materially impede or delay or be reasonably expected to materially impede or delay the consummation of the Transactions. The Company has made available to the Purchaser a true and correct copy of its articles of organization and operating agreement, as amended to date, each of which is in full force and effect on the date hereof (collectively, the “Charter Documents”). The Managers of the Company has not approved or proposed any other amendments to the Charter Documents. Section 3.1(a)(i) of the Disclosure Schedule lists the respective directors, managers, partners and officers of the Company. Section 3.1(a)(ii) of the Disclosure Schedule lists, by legal entity, every state or foreign jurisdiction in which the Company has employees or facilities or otherwise is required to register to conduct business since January 1, 2015. Section 3.1(a)(iii) of the Disclosure Schedule lists each predecessor entity of the Company and any other name under which the Company has previously operated.

7

(b) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation of the Transactions, have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly authorized, executed and delivered by the Company and the obligations of the Company hereunder are or will be, upon such execution and delivery (and assuming due authorization, execution and delivery by the other parties hereto), valid, legally binding and enforceable against the Company in accordance with its terms.

3.2 Capital Structure of the Company.

(a) Section 3.2 of the Disclosure Schedule sets forth all of the Membership Interests in the Company together with each holder thereof. All outstanding Membership Interests have been issued in compliance with all applicable federal, state, local or foreign statutes, Laws, including federal securities Laws and any applicable state securities or “blue sky” Laws.

(b) All of the issued and outstanding Membership Interests in the Company are duly authorized, validly issued, fully paid and non-assessable and are free and clear of any Liens, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which they are bound. The Members are the sole legal and beneficial owner of, and has good and marketable title, free and clear of all Liens, to, all of the outstanding Membership Interests and such interest constitutes the entire interest of the Members in the issued and outstanding share capital or voting securities of the Company and no other Person has any right, title or interest in or to the Membership Interests. There are no warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to reduce its capital or issue, deliver, sell, repurchase, cancel or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Membership Interests or obligating the Company to grant or otherwise amend or enter into any such warrant, call, right, commitment or agreement. The Company has no outstanding options, restricted stock units, restricted shares, stock appreciation right, profit participation, “phantom equity” or any other type of equity instrument or any plan or similar arrangement pursuant to which it has reserved Membership Interests for issuance; the Company has never promised (in writing or otherwise) any such equity instrument to any Person. The Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity or equity related compensation to any Person. There have been no (interim) dividends or other distributions with respect to any Membership Interests, and there are no declared or accrued but unpaid (interim) dividends or other distributions with respect to any Membership Interests. There are no outstanding bonds, debentures, notes or other obligations, granting its holder the right to vote on any matters on which Members of the Company may vote (or which are convertible into or exercisable for securities having the right to vote).

(c) As a result of the Membership Interests Purchase, as of the Closing, the Purchaser will be the sole record and beneficial holder of all issued and outstanding Membership Interests and all rights to acquire or receive any Membership Interests, whether or not such Membership Interests are outstanding.

(d) Except as contemplated hereby, there are no (i) voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company, or (ii) agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co sale rights or “drag along” rights) of any Membership Interests.

(e) Section 3.2(e) of the Disclosure Schedule lists all of the former owners of the Membership Interests or other equity of the Company, and the approximate date on which such Membership Interests or other equity was sold or otherwise disposed of by such owners.

3.3 Subsidiaries. The Company does not have, and have never had, any Subsidiary. Except as set forth on Section 3.3 of the Disclosure Schedules, the Company does not control, directly or indirectly, or have (or has ever had) any direct or indirect equity participation or similar interest in, or any obligations to acquire any equity securities of or make any contribution to or debt or equity investment in, any Person.

8

3.4 No Conflict. The execution and delivery by the Company of this Agreement, and the consummation of the and Membership Interests Purchase or any other Transactions, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of notice or termination, cancellation, modification or acceleration of any right or obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, or result in the creation of any Lien upon the Membership Interests pursuant to, (a) any provision of the Charter Documents, (b) any Contract to which the Company is a party or by which any of the Company’s properties or assets may be bound, or (c) any Laws applicable to the Company or any of its properties or assets (whether tangible or intangible). Section 3.4of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Contracts to which the Company is a party or by which the Company’s properties or assets may be bound as are required thereunder in connection with the Transactions, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Closing so as to preserve all rights of, and benefits to, the Company under such Contracts from and after the Closing. Following the Closing, the Company will continue to be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the Transactions not occurred.

3.5 Governmental Consents and Approvals. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement or the consummation of the and Membership Interests Purchase and the other Transactions, except for such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws.

3.6 No Undisclosed Liabilities, No Material Adverse Effect; Ordinary Course.

(a) The Company has no Liabilities of any type, whether or not accrued, absolute, contingent, matured, unmatured, known or unknown, on- or off-balance sheet.

(b) Since September 30, 2019, there has not occurred any Material Adverse Effect.

3.7 Accounts Receivable; Accounts Payable.

(a) All of the accounts receivable, whether billed or unbilled, of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and, to the Knowledge of the Company, are collectible (which receivables are recorded in accordance with GAAP consistently applied). No Person has any Lien other than a Permitted Lien on any accounts receivable of the Company and no agreement for deduction or discount has been made with respect to any accounts receivable of the Company other than in the ordinary course of business.

(b) All accounts payable and notes payable of the Company arose in bona fide arm’s length transactions in the ordinary course of business and no such account payable or note payable is delinquent by more than thirty (30) days in its payment. Since September 30, 2019, the Company has paid its accounts payable in the ordinary course of business and in a manner consistent with its past practices, and the Company has not materially delayed any such payments.

3.8 Tax Matters.

(a) The Company has (i) prepared and timely filed all Tax Returns required to be filed by the Company and all such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable Law, and (ii) timely paid all Taxes that were due and payable (whether or not shown on a Tax Return).

(b) The Company has paid or withheld with respect to its employees, Members and other third parties, all U.S. federal, state and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act taxes, Federal Unemployment Tax Act taxes and other Taxes required to be paid or withheld, and has timely paid over any such Taxes to the appropriate authorities.

9

(c) There is no Tax deficiency outstanding, assessed or proposed in writing against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax, which waiver or extension is still in effect.

(d) No audit or other examination of any Tax Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination, and to the Knowledge of the Company, no such action or proceeding is being contemplated. No adjustment relating to any Tax Return filed by the Company has been proposed in writing by any Tax authority, which adjustment has not been resolved. There are no matters relating to Taxes under discussion between any Tax authority and the Company

(e) The Company has delivered to the Purchaser or made available to the Purchaser, copies of all income and other material Tax Returns for the Company filed for all periods since and including the taxable period ended December 31, 2016.

(f) No claim has ever been made by a Tax authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(g) There are no Liens on the assets of the Company relating or attributable to Taxes other than clause (a) of the definition of Permitted Liens.

(h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made prior to the Closing Date, (ii) any prepaid amount or deferred revenue received or accrued prior to the Closing Date, or (iii) the use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.

(i) The Company is not subject to any private letter ruling or closing agreement of the IRS or comparable rulings of any other Governmental Entity. There is no power of attorney given by or binding upon the Company with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired that is currently in effect.

(j) The Company has not been and are not subject to Tax in a country other than its country of organization by virtue of having a place of business, a permanent establishment or branch in any country outside the country of its organization.

(k) The Company (and any predecessors of the Company or any entity merged or liquidated into the Company) has been classified as a partnership or as a disregarded entity at all times since its inception and the corresponding provisions of the income tax Laws of the states and local jurisdictions in which the Company has and are required to file Tax Returns, and the Company has filed all forms and taken all actions necessary to maintain such status and will be a partnership or as a disregarded entity as of the Closing. The Company has, and at all times has had, only one class of equity securities (other than with respect to any differences in voting rights) and does not have any outstanding options, contracts or other arrangements that would constitute a second class of equity securities.

(l) Other than the Purchaser Stock Consideration issued in connection with this Agreement and the Purchaser Common Stock issued in connection with that certain Stock Purchase Agreement, of even date with this Agreement, by and among the Purchaser, Electronic Check Services, Inc., a Missouri corporation, Central States Legal Services, Inc., a Missouri corporation, and the Members, no Seller Party directly or indirectly owns any shares of capital stock of the Purchaser.

3.9 Restrictions on Business Activities. Except as set forth on Section 3.9 of the Disclosure Schedule, there is no Contract (non- competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property and assets (including tangible and intangible property and assets) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person.

10

3.10 Title to Real and Personal Properties; Absence of Liens.

(a) The Company does not own any real property, nor has the Company ever owned any real property.

(b) The Company is a party to a lease with Peggy S. Winfrey for the Company’s use of the premises at 1615 S Ingram Mill Rd, Ste. B, Springfield MO 65804 (the “Springfield Property”). Other than the Springfield Property, the Company has not entered into, nor are bound by, any lease, lease guaranty, sublease, agreement for the leasing, tenancy, license, other use or occupancy of, or otherwise granting a right in or relating to any real property nor is any Person in the course of acquiring any such rights or interests.

(c) The Company has good and valid title to, ownership of, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in or necessary for the conduct of the business of the Company as currently conducted, free and clear of any Liens, except for Permitted Liens.

(d) The lease to the Springfield Property is valid and in full force and effect, and the Company has neither received nor provided any written or oral notice of any default or event that with notice of lapse of time, or both, would constitute a default by the Company or any other party thereto under any of the real property leases identified in the Disclosure Schedule. The Company has timely and fully performed all covenants and obligations under the property leases identified in the Disclosure Schedule. The Company has no existing offsets, defenses, counterclaims, or credits against rentals under any provision of the real property leases identified in the Disclosure Schedule, other than any security deposit.

(e) Except as set forth in Section 3.10(f) of the Disclosure Schedule, the Company has not previously assigned, transferred, or conveyed all or any part of its right, title, or interest under any of the real property leases identified in the Disclosure Schedule to any other Person.

(f) The property and assets of the Company constitute all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) necessary and sufficient to permit to conduct the business of the Company immediately after the Closing in the ordinary course of business consistent with past practice.

(g) To the Knowledge of Company, there is no action or proceeding pending or threatened relating to the real property identified in the Disclosure Schedule.

3.11 Material Contracts.

(a) Except as set forth in Section 3.11 of the Disclosure Schedule (specifying the appropriate paragraph), the Company is not parties to, and has no obligations, rights or benefits under:

(i) any Contract that restricts or purports to restrict the ability of the Company or any of their Affiliates (including, after the Closing Date, the Purchaser or any of their Affiliates) to (A) conduct or compete with any line of business or operations or in any geographic area or during any period of time, (B) solicit or engage any customer, vendor or service provider, or (C) beneficially own any assets, properties or rights, anywhere at any time;

(ii) (A) any employment, independent contractor or consulting Contract with any officer of the Company or any other employee, independent contractor or consultant that provides for annual, aggregate compensation in excess of $150,000 per year, and (B) any employment, independent contractor or consulting Contract with any employee consultant or independent contractor that provides for any severance or termination pay (in cash or otherwise) or retention or change in control compensation or benefits to any employee, consultant or contractor;

(iii) any Contract for employment, consulting or independent contractor services that is not cancelable by the Company without penalty with not less than thirty (30) days’ notice;

(iv) any Contract with any professional employer organization or similar entity or Person pursuant to which such entity or Person performs or provides the Company with employment, employer and/or human resources-related services (or similar administrative services) in regard to employees working for the Company;

(v) any Contract for Indebtedness and any Contract pursuant to which any assets or property are subject to a Lien, other than Permitted Liens;

11

(vi) any lease of personal property or other Contract affecting the ownership of, leasing of, or other interest in, any personal property;

(vii) any surety or guarantee agreement or other similar undertaking with respect to contractual performance;

(viii) any Contract relating to capital expenditures and involving payments by the Company other than in the ordinary course of business in excess of $50,000 individually or $100,000 in the aggregate per vendor;

(ix) any Contract relating to the disposition or acquisition of material assets or any interest in any business enterprise outside the ordinary course of business;

(x) any dealer, distribution, joint marketing, joint venture, partnership, strategic alliance, Affiliate or development agreement or outsourcing arrangement;

(xi) any Contract that contains a right of first refusal, first offer, first negotiation, take or pay, exclusivity, minimum purchase commitments, or “most favored nation” provision in favor of any Person;

(xii) any Contract providing for the settlement of any suit, claim, action, litigation, administrative charge, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity, governmental authority or arbitrator;

(xiii) any nondisclosure or confidentiality Contract (except such Contracts with substantially similar terms to those in the Company’s standard form of non-disclosure agreement provided to the Purchaser prior to the date hereof);

(xiv) all Contracts with any Governmental Entity;

(xv) all Contracts under which the Company has advanced or loaned any amount to any of its directors, managers, officers, or employees; or

(xx) any other Contract that requires payments by the Company in excess of $50,000 which is not cancelable by the Company without penalty within thirty (30) days.

(b) True and complete copies of each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 3.11 (each, a “Material Contract” and collectively, the “Material Contracts”) have been made available to the Purchaser.

(c) Each Material Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement enforceable against the Company in accordance with its terms, and is in full force and effect with respect to the Company and, to the Knowledge of the Company, any other party thereto subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company is in material compliance with and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any Material Contract subject to any material breach, violation or default thereunder, nor do the Company has Knowledge of any presently existing facts or circumstances that, with the lapse of time, giving of notice, or both would constitute such a material breach, violation or default by the Company or any such other party, except as set forth on Section 3.11(c) of the Disclosure Schedule.

(d) The Company has performed all material obligations required to have been performed by the Company pursuant to each Material Contract.

3.12 Interested Party Transactions.

(a) Except as set forth on Section 3.12(a) of the Disclosure Schedule, no (i) equityholder, officer, manager, partner or director of the Company, (ii) Affiliate or immediate family member of any such Person listed in (i), or (iii) Person that any Person listed in (i) or (ii) has or has had an equity or other ownership or financial interest (each, an “Interested Party”), has or has had in the prior three (3) years, directly or indirectly, (A) any interest in property (including real and personal property) or assets (including tangible and intangible assets) used or held for use in the business of the Company, (B) any Person that furnished or sold, or furnishes or sells, services, products, or technology that the Company furnishes or sells, or proposes to furnish or sell, (C) any interest in any Person that purchases from or sells or furnishes to the Company any services, products or technology, or (D) any interest in, or is a party to, any Contract or has any right or claim against the Company or any of its assets.

12

(b) All transactions pursuant to which any Interested Party has purchased any material services, products, or technology from, or sold or furnished any services, products or technology to, the Company that were entered into have been on an arms’ length basis on terms no less favorable to the Company than would be available from an unaffiliated party.

3.13 Permits. The Company possesses and has possessed all Permits required for the operation of its business, and is, and in the last three (3) years has been, in compliance in all material respects with the terms and conditions of all such Permits. All such Permits are listed on Section 3.13 of the Disclosure Schedule. All such Permits are valid and full force and effect and such Permits constitute all Permits required to permit the Company to operate or conduct its business or hold any interest in its properties, rights or assets. The consummation of the and the Membership Interests Purchase shall not cause the revocation, modification or cancellation of any such Permit, and no additional Permit is required in connection therewith or for the ability of the Company to maintain its business and operations immediately following such consummation.

3.14 Brokers’ and Finders’ Fees. None of the Seller Parties has incurred, nor will incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or the Transaction, nor will the Purchaser, nor any of the Seller Parties incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company or the Members.

3.15 Employment.

(a) None of the employment policies or practices of the Company is currently being, or at any time during the past three (3) years has been, audited or, to the Knowledge of the Company, investigated, by any Governmental Entity, and to the Knowledge of the Company, none of the employment policies or practices of the Company is currently subject to imminent audit or investigation by any Governmental Entity. The Company and the officers of the Company is not currently, and within the last three (3) years have not been, subject to any order, decree, injunction, fine, penalty or judgment by any Governmental Entity or private settlement contract in respect of any labor or employment matters.

(b) The Company is not currently, and during the past three (3) years has not been, a party to any collective bargaining agreements; and there are no labor unions or other organizations representing, or, to the Knowledge of the Company, purporting or attempting to represent, any employee of the Company, and the Company has no duty to bargain with any such union or organization with respect to wages, hours or other terms and conditions of employment of any of their employees.

(c) Section 3.15(c) of the Disclosure Schedule contains a complete and accurate list of the current employees of the Company and shows with respect to each such employee as of the date hereof (unless otherwise specified) (i) the employee’s position held, and principal place of employment, (ii) base salary or hourly wage rate, as applicable, (iii) annual commission opportunity, (iv) bonus eligibility for the current year (and bonus paid for the prior year), (v) each employee’s designation as either exempt or non-exempt for wage and hour purposes, (vi) all other remuneration payable (including applicable rates) and other benefits provided or which the Company is bound to provide (whether at present or in the future) to each such employee, or any Person connected with any such employee, and includes, if any, particulars of all profit sharing, incentive and bonus arrangements to which the Company is a party, (vii) the date of hire, (viii) vacation and other paid time off eligibility for the current calendar year (including current balance of accrued unused vacation or other paid time off, and current accrual rate as of October 31, 2019), and (ix) leave status (including type of leave, and expected return date, if known).

(d) There is no officer, Key Employee, employee that is material to the business, or group of employees of the Company who have indicated an intention to terminate his, her, or their employment or engagement with the Company as of the date hereof, and in the past three (3) months from the date hereof, the employment of no officer or employee that is material to the business of the Company has been terminated for any reason.

13

3.16 Compliance with Laws. The Company is conducting, and have conducted in the last three (3) years, its business in compliance in all material respects with all Laws, other legal restraints (whether temporary, preliminary or permanent) applicable to the Company. Since its inception, the Company has not (a) been in violation of any Laws or other legal restraints (whether temporary, preliminary or permanent) applicable to the Company in any material respect or (b) received written notice of violation of any such foreign, federal, state or local laws, statutes, rules, regulations, executive orders, decrees, injunctions, orders or other legal restraints (whether temporary, preliminary or permanent) applicable to the Company that remains uncured.

3.17 Bank Accounts. Section 3.18 of the Disclosure Schedule lists the names, account numbers, authorized signatories and locations of all banks and other financial institutions at which the Company has an account or safe deposit box and the name of each Person authorized to draft on or have access to any such account or safe deposit box. The bank accounts shall be immediately be amended to include additional signatories as appointed by Purchaser (“Purchaser Signatories”). Further, at no time shall any outgoing transactions in an amount more than $5,000.00 or outside of the ordinary course business be initiated without the additional signature of one of the Purchaser Signatories.

3.18 No Other Representation and Warranties. Except for the representations and warranties contained in this Article III and/or Article IV, none of the Company, the Members, nor any representative thereof has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, or any representation or warranty arising from statute or otherwise at law with respect to the Company. The Seller Parties acknowledge that except for the representations and warranties contained in Article V, neither the Purchaser nor any representative thereof has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Purchaser, or any representation or warranty arising from statute or otherwise at law with respect to the Purchaser.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

The Members, on behalf of themselves, hereby represent and warrant to the Purchaser as of the date hereof and as of the Closing, subject to such exceptions as are specifically disclosed in the Disclosure Schedule:

4.1 Power and Capacity; Enforceability. The Members possesses all requisite capacity necessary to enter into this Agreement and to consummate the Transactions. This Agreement to which the Members are parties have been duly executed and delivered by the Members and the obligations of the Members hereunder are or will be, upon such execution and delivery (and assuming the due authorization, execution and delivery by the other parties hereto), valid, legally binding and enforceable against the Members in accordance with their respective terms.

4.2 No Conflict.

(a) The execution, delivery and performance by the Members of this Agreement, and the consummation of the and the Membership Interests Purchase or any other Transactions will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of notice or termination, cancellation, modification or acceleration of any right or obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, or result in the creation of any Lien upon the Membership Interests pursuant to (i) any Contract or order to which the Members are subject or (ii) any Laws applicable to the Members or the Members’ assets (whether tangible or intangible).

(b) No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by, or with respect to, the Members in connection with the execution and delivery of this Agreement to which the Members are a party, or the consummation of the and the Membership Interests Purchase and the other Transactions except for such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws.

14

4.3 Title to Membership Interests. The Members own of record and beneficially all of the outstanding Membership Interests, and has good and valid title to such Membership Interest, free and clear of all Liens and, at Closing, shall deliver to the Purchaser good and valid title to such Membership Interest, free and clear of all Liens. The Members do not own, and do not have the right to acquire, directly or indirectly, any other Membership Interest. The Members are not parties to any option, warrant, purchase right, or other Contract or commitment that could require the Members to sell, transfer, or otherwise dispose of any Membership Interest (other than this Agreement). The Members are not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any share capital of the Company.

4.4 Litigation. There is no action, suit, claim, litigation, investigation, arbitration, or proceeding of any nature pending, or, to the knowledge of the Members, threatened, against the Members that seeks to restrain or enjoin the consummation of the Transactions, nor, to the knowledge of the Members, are there any presently existing facts or circumstances that would constitute a reasonable basis therefor. There are no outstanding governmental orders and no unsatisfied judgments, penalties or awards against or affecting the Members or the Membership Interest.

4.5 Investment Purpose. The Members are acquiring the shares of Purchaser Common Stock issued hereunder solely for their own accounts for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Members understand and acknowledge that the Purchaser Common Stock is not being registered with the SEC under the Securities Act but instead is being transferred under an exemption or exemptions from the registration and qualification requirements of the Securities Act and other applicable securities laws which impose certain restrictions on the Members’ ability to transfer the Purchaser Common Stock. The Members are able to bear the economic risk of holding the Purchaser Common Stock for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

4.6 No Solicitation. At no time were the Members presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Purchaser Common Stock by the Purchaser or its agents.

4.7 Accredited Investor. The Members are accredited investors as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.8 Disclosure of Information. The Members have received or has had full access to all the information the Members consider necessary or appropriate to make an informed investment decision with respect to the Purchaser Stock Consideration. The Members further has had an opportunity to ask questions and receive answers from the Purchaser regarding the terms and conditions of the offering of the Purchaser Stock Consideration and to obtain additional information (to the extent the Purchaser possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Members or to which the Members had access.

4.9 Understanding of Risks. The Members are fully aware of: (a) the highly speculative nature of the Purchaser Common Stock, (b) the financial hazards involved, (c) the liquidity of the Purchaser Common Stock, (d) the qualifications and backgrounds of the management of the Purchaser and (e) the tax consequences of acquiring the Purchaser Common Stock.

4.10 Qualifications. The Members have such knowledge and experience in financial and business matters that the Members are capable of evaluating the merits and risks of this prospective investment, have the capacity to protect the Members’ own interests in connection with this transaction, and is financially capable of bearing a total loss of the Purchaser Stock Consideration.

4.11 Rule 144. The Members acknowledge that, because the Purchaser Stock Consideration has not been registered under the Securities Act, the Purchaser Stock Consideration must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. The Members are aware of the provisions of Rule 144 promulgated under the Securities Act.

15

4.12 No Other Representation and Warranties. Except for the representations and warranties contained in Article III and this Article IV, neither the Members nor any representative thereof has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Members, or any representation or warranty arising from statute or otherwise at law with respect to the Members. The Members acknowledge that except for the representations and warranties contained in Article V, neither the Purchaser nor any representative thereof has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Purchaser, or any representation or warranty arising from statute or otherwise at law with respect to the Purchaser.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller Parties as of the date hereof and as of the Closing:

5.1 Organization; Authority and Enforceability.

(a) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

(b) The Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery by the Purchaser of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly and validly authorized, executed and delivered by the Purchaser and the obligations of the Purchaser hereunder are or will be, upon such execution and delivery (and assuming due authorization, execution and delivery by the other parties hereto), valid, legally binding and enforceable against the Purchaser in accordance with their respective terms.

5.2 No Conflict. The execution and delivery by the Purchaser of this Agreement to which the Purchaser is a party, and the consummation of the and the Membership Interests Purchase or any other Transactions, will not conflict with or result in any violation or default under (with or without notice or lapse of time, or both), or give rise to a right of notice or termination, cancellation, modification or acceleration of any right or obligation or loss of any benefit under (a) any provision of any organizational documents of the Purchaser, (b) any Contract to which the Purchaser is a party or by which any of the Purchaser’s properties or assets may be bound, or (c) Laws applicable to the Purchaser or any of its properties or assets (whether tangible or intangible).

5.3 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by, or with respect to, the Purchaser in connection with the execution and delivery of this Agreement to which the Purchaser is a party or the consummation of the and the Membership Interests Purchase and the other Transactions, except for such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws.

5.4 Valid Issuance of Purchaser Common Stock. The shares of Purchaser Common Stock to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable and issued in compliance with federal and state securities Laws.

5.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser.

5.6 No Other Representation and Warranties. Except for the representations and warranties contained in this Article V, neither the Purchaser nor any representative thereof has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Purchaser, or any representation or warranty arising from statute or otherwise at law with respect to the Purchaser. The Purchaser acknowledges that except for the representations and warranties contained in Article III and Article IV, none of the Company, the Members, nor representative thereof has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company or the Members, or any representation or warranty arising from statute or otherwise at law with respect to the Company or the Members.

16

ARTICLE VI

COVENANTS

6.1 Public Disclosure. Except as expressly provided for herein, the Seller Parties shall not (and shall not authorize any Company Representative to), directly or indirectly, issue or make any statement or communication to any third party (other than their respective legal, accounting and financial advisors that are bound by confidentiality restrictions) regarding the existence or subject matter of this Agreement or the Transactions (including any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination hereof and the reasons therefor) without the consent of the Purchaser or as expressly provided for herein.

6.2 Continuing Employees. All employees and independent contractors of the Company (collectively, the “Offered Employees”), will be offered continued employment on an at-will basis by or with the Purchaser or one of its Subsidiaries (including the Company). The Offered Employees who accept employment with the with the Purchaser or one of its Subsidiaries (including the Company) shall be referred to herein as “Continuing Employees.” Continuing Employees shall be eligible to participate in the health, welfare and other benefit programs of the Company. Notwithstanding the foregoing, nothing contained in this Section 6.2 shall (i) be treated as an amendment of any particular employee benefit plan, program, policy, agreement or arrangement, (ii) give any third party, including any Offered Employee, any Continuing Employee, any former employee of the Company or any beneficiary representative thereof, any right to enforce the provisions of this Section 6.2 or (iii) operate to duplicate any benefit provided to any Continuing Employee or the funding of any such benefit. Nothing contained in this Agreement (x) confers (or is intended to confer) upon any Offered Employee, any Continuing Employee or any other Person any right to continued employment after the Closing or (y) prevents (or is intended to prevent) the Purchaser or any of its Affiliates from amending, modifying or terminating any employee benefit plan, program, policy, agreement or arrangement at any time.

6.3 Release. Effective for all purposes as of the Closing, the Members acknowledge and agree, on behalf of themselves and each of their Affiliates, heirs, successors, assigns and agents (each, a “Releasor”), that the Members, on behalf of themselves and the other Releasors, hereby irrevocably and unconditionally releases the Purchaser and its Affiliates (including the Company), and their respective Affiliates, successors and assigns, present or former directors, officers, employees, and agents, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages or causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, existing or prospective, relating to the Members’ investment in, ownership of any securities in, any rights to proceeds upon the sale of, any rights or assets of, or employment by, the Company (collectively, “Claims”); provided, however, that the foregoing release shall not cover Claims (a) arising from rights of the Members under this Agreement or (b) for accrued wages payable in the ordinary course of business in the current payroll cycle (collectively, “Excluded Claims”). Such released Claims include (except as otherwise excluded as an Excluded Claim), to the maximum extent permitted by applicable Laws, any and all Claims: (i) relating to or arising out of such employment, the end of such employment and/or the terms and conditions of such employment; (ii) of or for employment discrimination, harassment or retaliation under any local, state or federal law or ordinance, including without limitation Title VII or the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended the Equal Pay Act of 1963, as amended, or the Americans with Disabilities Act of 1990, as amended; (iii) under the Family and Medical Leave Act of 1993, as amended, or under similar state or local law; (iv) under the federal Worker Adjustment Retraining and Notification Act or any similar state or local law; (v) under the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any pension or welfare benefit plan, subject to the terms of the applicable plan and applicable Law); (vi) under any other federal, state or local statute, law, rule or regulation of the applicable jurisdiction; (vii) for wages (excluding accrued wages payable in the ordinary course of business in the current payroll cycle), bonuses, incentive compensation, stock, options or other equity- based incentives, severance, vacation pay or any other compensation or benefits; (viii) under or for violation of any public policy or Contract (express or implied); (ix) for any tort, or otherwise arising under common law; (x) arising under any policies, practices or procedures of the Company; (xi) any and all Claims for wrongful or constructive discharge, breach of Contract (express or implied), infliction of emotional distress, defamation; and (xii) any and all Claims for costs, fees, or other expenses, including attorneys’ fees incurred in these matters. The Members represents and acknowledges that they have read this release and understands its terms and has been given an opportunity to ask questions of the Company’s representatives, and to consult with independent legal counsel of their own choosing. The Members further represents that in signing this release they are not relying, and have not relied, on any representation or statement not set forth in this release made by any representative of the Purchaser or anyone else with regard to the subject matter, basis or effect of this release or otherwise. The Members hereby acknowledge and agree that neither the release provided hereunder nor the furnishing of the consideration for the release given hereunder will be deemed or construed at any time to be an admission by any released party or Releasor of any improper or unlawful conduct. The Members hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any action, proceeding, charge, complaint, or investigation of any kind against any of the released parties, in any forum whatsoever (including any administrative agency), that is based upon any claim purported to be released hereunder. Notwithstanding the foregoing or anything to the contrary in this release, it is understood and agreed that the release given herein does not prohibit any Releasor from filing an administrative charge with the Equal Employment Opportunity Commission or similar equal employment opportunity/anti-discrimination administrative agency (federal, state or local). The Members, however, waive any right to monetary or other recovery in connection with any such charge and/or in the event any such federal, state or local administrative agency pursues any claims on the Members’ behalf or otherwise in connection with any such charge or relating to the Members’ employment with the Company or any successor or assign. This release may be pleaded by any released party as a full and complete defense regarding any matter purported to be released hereby and may be used as the basis for an injunction against any action at law or equity instituted or maintained against them regarding such matter in violation of this Agreement. In the event any claim is brought or maintained by a Releasor against any released party in violation of this Agreement, the Members shall be responsible for all costs and expenses, including reasonable attorneys’ fees, incurred by the released parties in defending same. The Members expressly acknowledge that the release contained herein applies to all Claims, regardless of whether such Claims are known or unknown, suspected or unsuspected, existing or prospective, and include Claims which, if known by the releasing party, might materially affect its decision to enter into this Section 6.3 (other than the Excluded Claims). The Members have considered and taken into account the possible existence of such Claims in determining to execute and deliver this Agreement.

17

6.4 Non-Competition/Non-Solicitation.

(a) The Members, is their individual capacity or through any of their Affiliates shall not, directly or indirectly, for a period of four (4) years after the Closing Date, engage (whether as owner, employee, operator, manager, consultant or otherwise) anywhere in the world in any business that competes with the business of the Company, the Purchaser or any of their respective Affiliates. Notwithstanding the foregoing, the Members and their Affiliates shall not be prohibited by this Section 6.5(a) from acquiring or owning less than one percent (1%) of the outstanding voting power of any publicly traded company on a passive basis.

(b) The Members and their Affiliates shall not, nor shall they permit any of their Affiliates to, directly or indirectly, for a period of four (4) years after the Closing Date, (i) other than for the benefit of the Company or the Purchaser, solicit, call upon, divert, take away, attempt to induce, or accept or conduct any business from or with, any customer, supplier, agent or distributor of the Company, the Purchaser or any of their respective Affiliates, or cause any such customer, supplier, agent or distributor to terminate or adversely affect or materially reduce their business relationship with the Company, the Purchaser or any of their respective Affiliates, or (ii) contact, solicit or approach for the purpose of offering employment to, or hire (whether as an employee, consultant, agent, independent contractor or otherwise), any employee employed or full-time consultant engaged by the Purchaser or any of its Affiliates (including the Company) during the one (1) year period preceding such contact, solicitation or approach (provided, that the foregoing clause shall not prohibit the Members or their Affiliates from making a general solicitation not targeting any such employee or consultant).

18

(c) The Members, for themselves and on behalf of their Affiliates, agree that the scope of the restrictive provisions set forth in this Section 6.4 are reasonable with respect to subject matter, time and scope and that the provisions contained in this Section 6.4 are a material inducement to the Purchaser’s entering into this Agreement and but for the provisions contained in this Section 6.4, the Purchaser would not have entered into this Agreement. In the event that any court determines that the subject matter, duration or geographic scope, or all of the foregoing, is unreasonable and that such provision is to that extent unenforceable, the Purchaser and the Members, for itself or themselves and on behalf of each of their or its Affiliates, agree that the provision shall remain in full force and effect for the greatest time period and for the broadest subject matter and in the greatest area, as the case may be, that would not render it unenforceable. It is specifically understood and agreed that any breach of the provisions of this Section 6.4 by the Members or any of their Affiliates will result in irreparable injury to the Purchaser, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, the Purchaser shall be entitled to enforce the specific performance of this Section 6.4 by the Members and their Affiliates through both temporary and permanent injunctive relief without the necessity of proving actual damages and without posting a bond, but without limitation of the Purchaser’s right to damages and any and all other remedies available to the Purchaser, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies. Should the Members breach Section 6.4(a) or 6.4(b) above, the term of the restrictions set forth in Section 6.4(a) or 6.4(b), as applicable, shall be tolled by the duration of such breach. For the avoidance of doubt, the parties hereto acknowledge and agree that the restrictions set forth in this Section 6.4 are independent of and in addition to any restrictions set forth in any Contract between the Purchaser or any of its Affiliates (including the Company), on the one hand, and the Members, on the other hand (including the remainder of this Agreement). The Members acknowledge and agree that they have received, or are receiving, substantial consideration in connection with the Transactions. No breach by Purchaser or any of its Affiliates of any contractual or other obligations it or they have to the Members shall constitute a defense, or a limitation of, the enforcement of this Section 6.4 against the Members. If the Members violate this Section 6.4, in addition to all other remedies available to the Purchaser at law, in equity, and under contract, the Members agree that the Members shall pay the Purchaser’s costs of enforcement of this Section 6.4, including reasonable attorneys’ fees and expenses.

ARTICLE VII

TAX MATTERS

7.1 Tax Returns.

(a) Except as provided in Section 7.1(b), the Purchaser shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns of the Company required to be filed after the Closing Date for taxable periods ending on or before the Closing Date; provided, that with respect to any Tax Return for a taxable period ending on or prior to the Closing Date, (i) such Tax Return shall be prepared in a manner consistent with past practice of the Company unless otherwise required by applicable Law and (ii) if such Tax Return reflects a material amount of Tax for which the Seller Parties must indemnify the Purchaser, the Purchaser shall provide such Tax Return to the Members for their review and comment at least thirty (30) days prior to the date on which such Tax Return is to be filed (or as soon as is reasonably practicable) and Purchaser shall consider in good faith the reasonable comments of the Members with respect to such Tax Return.

(b) The Members shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns of the Company required to be filed after the Closing Date for taxable periods ending on or before the Closing Date and that are income Tax Returns and reflect items of income, loss, deduction or credit which the Members is required to report on their income Tax Returns; provided, that with respect to any Tax Return for a taxable period ending on or prior to the Closing Date, (a) such Tax Return shall be prepared in a manner consistent with the past practice of the Company unless otherwise required by applicable Law and (b) the Members shall provide such Tax Return to the Purchaser for its review and comment at least thirty (30) days prior to the date on which such Tax Return is to be filed (or as soon as is reasonably practicable) and Members shall consider in good faith the reasonable comments of the Purchaser with respect to such Tax Return.

19

7.2 Tax Cooperation. The Purchaser, the Company and the Members shall cooperate fully, as and to the extent reasonably requested by the other parties hereto, in connection with the filing, preparation and review of Tax Returns, and any Tax audits, Tax proceedings or other Tax-related claims (including claims under this Agreement). Such cooperation shall include providing records and information that are reasonably relevant to any such matters and in their possession (or if not in their possession, if reasonably able to obtain), making employees available on a mutually convenient basis to provide additional information, and explaining any materials provided pursuant to this Section 7.2. The Purchaser, the Company and the Members shall not destroy or dispose of any Tax workpapers, schedules or other materials and documents in their possession or under their control supporting Tax Returns of the Company until the seventh (7th) anniversary of the Closing Date.

7.3 Transfer Taxes. All sales, use, transfer, value added, goods and services, gross receipts, excise, conveyance and documentary, stamp, recording, registration, conveyance and similar Taxes incurred in connection with the Transactions pursuant to this Agreement, including penalties and interest (“Transfer Taxes”) shall be borne fifty percent (50%) by the Purchaser and fifty percent (50%) by the Members. The Purchaser shall timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and the Members shall join in the execution of any such Tax Returns to the extent required by applicable Law.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

8.1 Survival of Representations and Warranties. The representations and warranties of the Company and/or the Members contained in Article III and Article IV of this Agreement or the Certificates shall survive until the fifteen (15) month anniversary of the Closing Date (the “Survival Date”); provided, that in the event of any fraud or Willful Breach by a Seller Party with respect to the representations and warranties set forth in Article III, and the Members with respect to the representations and warranties set forth in Article IV, such claim shall survive without limitation. The representations and warranties of the Purchaser contained in Article V of this Agreement or in any certificate delivered pursuant to this Agreement shall survive until the Survival Date; provided, that in the event of any fraud or Willful Breach by Purchaser with respect to the representations and warranties set forth in Article V, such claim shall survive without limitation. The covenants and indemnities (other than for breach of representation and warranties as provided for earlier in this Section 8.1) of a party hereunder shall survive until thirty (30) days following the expiration of the statute of limitations applicable to the subject matter thereof (or such longer period as specified in the applicable covenant). If an Officer’s Certificate asserting a claim for indemnification hereunder, (x) in the case of representations and warranties that survive until the Survival Date, on or before the Survival Date, or (y)in the case of the covenants and indemnities (other than for breach of representation and warranties as provided for in clause (x)), before the date on which such covenant or indemnity ceases to survive, then the claims arising in connection with such Officer’s Certificate shall survive for the benefit of all Indemnified Parties beyond the expiration of the applicable survival period for such representation, warranty, covenant or indemnity until such claims are fully and finally resolved. The parties further acknowledge that the time periods set forth in this Section 8.1 for the assertion of claims under this Agreement are the result of arms’ length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

8.2 Indemnification.

(a) Subject to the provisions of this Article VIII, from and after the Closing, the Members agree to indemnify and hold harmless the Purchaser Indemnified Parties, from and against, and shall compensate and reimburse the Purchaser Indemnified Parties for, all Losses incurred or sustained by the Purchaser Indemnified Parties, or any of them, directly or indirectly, arising under, in connection with or as a result of any of the following (the “Indemnifiable Matters”):

(i) any breach (or an allegation that would amount to a breach in the case of a third party claim) of a representation or warranty made by the Company and/or the Members in this Agreement or any Certificate;

(ii) any failure (or an allegation that would amount to a failure in the case of a third party claim) by (A) the Company to perform or comply with any covenant or agreement applicable to the Company contained in this Agreement and required to be performed or complied with as of or prior to the Closing or (B) the Members to perform or comply with any covenant or agreement applicable to the Members contained in this Agreement;

20

(iii) any fraud, or any Willful Breach of any provision of this Agreement or any Certificate, to the extent committed as of or prior to the Closing, by a Seller Party or any authorized representative thereof;

(iv) any claims or threatened claims by or purportedly on behalf of any holder or former holder of any Membership Interests, or in respect of any rights to acquire the Membership Interests, any claims or threatened claims alleging violations of fiduciary duty, or any claims or threatened claims by any Person claiming to have rights to any portion of the consideration payable hereunder;

(v) any claims or threatened claims by or purportedly on behalf of any Person with respect to any transaction or agreement between the Company and any Interested Party initiated or consummated as of or prior to the Closing (each, a “Related Party Transaction”), including claims or threatened claims alleging violations of fiduciary duty;

(vi) any Transaction Expenses or unpaid Indebtedness of the Company as of immediately prior to the Closing; and/or

(vii) any Taxes owed for periods prior to the Closing.

(b) Subject to the provisions of this Article VIII, from and after the Closing, the Purchaser agrees to indemnify and hold harmless the Members, from and against, and shall compensate and reimburse the Members for, all Losses incurred or sustained by the Members, directly or indirectly, arising under, in connection with or as a result of:

(i) any breach (or an allegation that would amount to a breach in the case of a third party claim) of a representation or warranty made by the Purchaser in Article V of this Agreement or any certificate delivered by the Purchaser to the Seller Parties in connection with the Closing;

(ii) any failure (or an allegation that would amount to a failure in the case of a third party claim) by the Purchaser to perform or comply with any covenant or agreement applicable to the Purchaser contained in this Agreement; or

(iii) any fraud, or any Willful Breach of any provision of this Agreement or any such certificate, to the extent committed as of or prior to the Closing, by the Purchaser or any authorized representative thereof.

(c) For the purpose of this Article VIII only, when determining any inaccuracy or breach of, and the amount of Losses suffered by an Indemnified Party as a result of, any breach or inaccuracy of any representation or warranty set forth in this Agreement that is qualified or limited in scope as to material, material adverse effect, Material Adverse Effect, or any other materiality qualifications or limitations shall be deemed to be made or given without such qualification or limitation.

(d) The Members shall not have any right of contribution, indemnification or right of advancement from the Purchaser or any of its Affiliates with respect to any Loss claimed by a Purchaser Indemnified Party.

(e) The Company and the Members have agreed that the Purchaser Indemnified Parties’ rights to indemnification, compensation and reimbursement contained in this Article VIII relating to the representations, warranties, covenants, indemnities and obligations of the Company and/or the Members are part of the basis of the bargain contemplated by this Agreement; and such representations, warranties, covenants, indemnities and obligations, and the rights and remedies that may be exercised by the Purchaser Indemnified Parties with respect thereto, shall not be waived, limited or otherwise affected by or as a result of (and the Purchaser Indemnified Parties shall be deemed to have relied upon such representations, warranties, covenants or obligations notwithstanding) any knowledge on the part of any of the Purchaser Indemnified Parties or any of their representatives (regardless of whether obtained through any investigation by any Purchaser Indemnified Parties or any representative of any Purchaser Indemnified Parties or through disclosure by the Company or any other Person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement) or by reason of the fact that a Purchaser Indemnified Party or any of its representatives knew or should have known that any representation or warranty is or might be inaccurate or untrue. The Purchaser has agreed that the Members’ right to indemnification, compensation and reimbursement contained in this Article VIII relating to the representations, warranties, covenants, indemnities and obligations of the Purchaser are part of the basis of the bargain contemplated by this Agreement.

21

(f) This Article VIII shall constitute the exclusive remedy after the Closing for recovery of Losses by the Indemnified Parties (x) as a result of breaches of the matters specified in Section 8.2(a), provided, that notwithstanding anything herein to the contrary, nothing in this Agreement shall limit the rights or remedies of the Purchaser or any other Purchaser Indemnified Party (i) in the case of fraud or Willful Breach (including pursuant to Section 8.2(a)(iii) or Section 8.2(b)(iii)), (ii) Transaction Expenses or Indebtedness as described in Section 8.2(a)(vi), (iii) with respect to specific performance, injunctive and other equitable relief, (iv) claims relating to Related Party Transactions, or (v) for breaches of any covenant to be performed following the Closing, or (y) as a result of breaches of the matters specified in Section 8.2(b), provided, that notwithstanding anything herein to the contrary, nothing in this Agreement shall limit the rights or remedies of the Members (i) in the case of fraud or Willful Breach (including pursuant to Section 8.2(a)(iii) or Section 8.2(b)(iii)), (ii) with respect to specific performance, injunctive and other equitable relief, or (iii) for breaches of any covenant to be performed following the Closing. Without limiting the foregoing, the provisions of this Article VIII will not prevent or limit a cause of action under Section 6.6 to obtain an injunction or injunctions to prevent breaches of covenants contained in this Agreement.

8.3 Maximum Payments; Remedy.

(a) The Purchaser Indemnified Parties, on the one hand, or the Members, on the other hand (each, an “Indemnified Party”), shall not be entitled to any recovery resulting from Section 8.2(a)(i) or Section 8.2(b)(i), respectively, until such time (if at all) as the total amount of all Losses that have been suffered or incurred by any one or more of such Indemnified Parties with respect to such matters exceeds $50,000 in the aggregate; and in such event, the Purchaser Indemnified Parties or the Members, as the case may be, shall, subject to the limitations set forth in the remaining subsections of this Section 8.3, be entitled to be indemnified against and compensated and reimbursed to the extent all Losses from the first Dollar thereof; provided, that the limitations set forth in this Section 8.3(a) shall not apply to any indemnification claims relating to any breach (or an allegation that would amount to a breach in the case of a third party claim) of any representation or warranty that involves fraud or Willful Breach (including pursuant to Section 8.2(a)(iii) or Section 8.2(b)(iii)).

(b) The Purchaser Indemnified Parties’ right to indemnification pursuant to this Article VIII on account of any Losses will be reduced by all insurance of the Company or other third party indemnification or contribution proceeds actually received by the Company in respect of those Losses, net of applicable costs and expenses involved in seeking such recovery (including increases in premiums relating thereto). The applicable Purchaser Indemnified Parties shall remit to the Members, for the benefit of the Members, any such insurance or other third party proceeds that are paid to such Purchaser Indemnified Parties with respect to such Losses for which such Purchaser Indemnified Parties have been previously indemnified pursuant to this Article VIII.

8.4 Claims for Indemnification; Resolution of Conflicts.

(a) Making a Claim for Indemnification; Officer’s Certificate. The Members or a Purchaser Indemnified Party may seek recovery of Losses pursuant to this Article VIII by delivering to the Purchaser or the Members, as applicable, an Officer’s Certificate in respect of such claim. The date of such delivery of an Officer’s Certificate is referred to herein as the “Claim Date” of such Officer’s Certificate (and the claims for indemnification contained therein). For purposes hereof, “Officer’s Certificate” means a certificate signed by any authorized representative of an Indemnified Party (or, in the case of an Indemnified Party who is an individual, signed by such individual) stating that an Indemnified Party has paid, sustained, incurred, or accrued, or reasonably anticipates that it will have to pay, sustain, incur or accrue Losses and including, to the extent reasonably practicable, a non- binding, preliminary estimate of the amounts of such Losses; provided, that the Officer’s Certificate need only specify such information to the knowledge of such officer or such Indemnified Party as of the Claim Date, shall not limit any of the rights or remedies of any Indemnified Party, and may be updated and amended from time to time by the Indemnified Party by delivering an updated or amended Officer’s Certificate to the Members or the Purchaser, as applicable.

(b) Objecting to a Claim for Indemnification.

(i) The Members or the Purchaser, as applicable, may object, in whole or in part, to a claim for indemnification set forth in an Officer’s Certificate by delivering to the Indemnified Party seeking indemnification a written statement of objection to the claim made in the Officer’s Certificate (an “Objection Notice”); provided, that, to be effective, such Objection Notice must (A) be delivered to the Indemnified Party pursuant to Section 10.1 prior to 5:00 p.m. Memphis, Tennessee time on the thirtieth (30th) day following the Claim Date of the Officer’s Certificate (such deadline, the “Objection Deadline” for such Officer’s Certificate and the claims for indemnification contained therein) and (B) set forth in reasonable detail the nature of the objections to the claim in respect of which the objection is made.

22

(ii) To the extent the Members or Purchaser, as applicable, does not object in writing (as provided in Section 8.4(b)(i)) to the claims contained in an Officer’s Certificate prior to the Objection Deadline for such Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Members or the Purchaser, as applicable, that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Officer’s Certificate (and such entitlement shall be conclusively and irrefutably established) with respect to the applicable Indemnifying Parties (any such claim, an “Unobjected Claim”). Within thirty (30) days of a claim becoming an Unobjected Claim, the Indemnifying Parties shall make the applicable payment to such Indemnified Party, subject to Sections 8.4(f) and 8.5.

(c) Resolution of Conflicts. In case the Member or the Purchaser, as applicable, timely delivers an Objection Notice in accordance with Section 8.4(c) hereof, the Member or the Purchaser, as applicable, and the applicable Indemnified Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Member or the Purchaser, as applicable, and the Indemnified Parties reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by all applicable parties (any claims covered by such an agreement, “Settled Claims”). Any amounts required to be paid as a result of a Settled Claim shall be paid by the Indemnifying Party to the Indemnified Parties pursuant to the Settled Claim within thirty (30) days of the applicable claim becoming a Settled Claim, subject to Sections 8.4(f) and 8.5. If the Member or the Purchaser, as applicable, and the Indemnified Parties are unable to reach an agreement, the matter specified in the Objection Notice shall be resolved pursuant to Section 10.8 (any claims resolved pursuant thereto, “Resolved Claims”).

(d) Payable and Unresolved Claims. A “Payable Claim” means a claim for indemnification of Losses under this Article VIII, to the extent that such claim has not yet been satisfied, that is (i) a Resolved Claim, (ii) a Settled Claim, or (iii) an Unobjected Claim. An “Unresolved Claim” means any claim for indemnification of Losses under this Article VIII specified in any Officer’s Certificate delivered pursuant to Section 8.4(b), to the extent that such claim is not a Payable Claim and has not been satisfied.

8.5 Third Party Claims. If the Purchaser becomes aware of a third party claim (a “Third Party Claim”) which the Purchaser reasonably believes may result in a claim for indemnification by a Purchaser Indemnified Party pursuant to this Article VIII, the Purchaser shall notify the Members promptly of such claim, and the Members shall be entitled, at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. If there is a Third Party Claim that, if adversely determined, would give rise to a right of recovery for Losses under the Agreement, then any amounts incurred by the Purchaser Indemnified Parties in defense or settlement of such Third Party Claim, regardless of the outcome of such claim, shall be deemed Losses under the Agreement. The Purchaser shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim and the Members shall not have a right of approval or consent with respect to any such Third Party Claim; provided, that except with the consent of the Members (such consent not to be unreasonably withheld, conditioned or delayed), no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter or otherwise admissible in any proceeding or used in any way to resolve any dispute with respect to the amount of Losses.

If the Members becomes aware of a third party claim (a “Company Third Party Claim”) which they reasonably believe may result in a claim for indemnification by the Members pursuant to this Article VIII, the Members shall notify the Purchaser promptly of such claim, and the Members shall be entitled, at his expense, to participate in, but not to determine or conduct, the defense of such Company Third Party Claim. The Purchasers shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim and the Members shall not have a right of approval or consent with respect to any such Company Third Party Claim; provided, that except with the consent of the Members (such consent not to be unreasonably withheld, conditioned or delayed), no settlement of any such Company Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter or otherwise admissible in any proceeding or used in any way to resolve any dispute with respect to the amount of Losses.

23

8.6 Limitation on Indemnities. The indemnities in this Article VIII shall be in full force and effect for a period of 7 years from the date hereof for Indemnifiable Matters involving tax liabilities as a result of federal, state and local taxes, for a period of 10 years from the date of execution of any written contracts entered into by the Company and for 15 months from the date hereof on all other Indemnifiable Matters.

ARTICLE IX

AMENDMENT AND WAIVER

9.1 Amendment. This Agreement may not be amended, except by an instrument in writing signed by the parties hereto.

9.2 Extension; Waiver. Any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of any other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. No delay or failure by any party to assert any of its rights or remedies shall constitute a waiver of such rights or remedies.

ARTICLE XI

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed delivered, given and received (a) when delivered in person, (b) when transmitted by email or facsimile (with written confirmation of completed transmission), (c) on the third (3rd) Business Day following the mailing thereof by certified or registered mail (return receipt requested) or (d) when delivered by an express courier (with written confirmation of delivery) to the parties hereto at the following addresses (or to such other address or facsimile number as such party may have specified in a written notice given to the other parties):

(a) if to the Purchaser or, following the Closing, the Company, to:

Surge Holdings, Inc.

3124 Brother Blvd, Suite 104

Bartlett, TN 38133

Attention: Kevin Brian Cox

with a copy (which shall not constitute notice) to:

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

Attention: Joseph M. Lucosky, Esq.

(b) if to the Members, to:

Mr. Dennis R. Winfrey and Ms. Peggy S. Winfrey

1943 East Nottingham

Springfield, MO 65804

with a copy (which shall not constitute notice) to:

24

10.2 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be borne by the party incurring such costs and expenses.

10.3 Interpretation . Unless a clear contrary intention appears: (a) the singular number shall include the plural, and 0ice versa; (b) reference to any gender includes each other gender; (c) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (d) “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (e) all references in this Agreement to “Schedules,” “Sections,” “Annexes” and “Exhibits” are intended to refer to Schedules, Sections, Annexes and Exhibits to this Agreement, except as otherwise indicated; (f) the table of contents and headings in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement; (g) “or” is used in the inclusive sense of “and/or”; (h) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (i) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; and (j) “shall” and “will” shall have the same meaning hereunder.

10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Any signature page delivered electronically or by facsimile (including transmission by Portable Document Format or other fixed image form) shall be binding to the same extent as an original signature page.

10.5 Entire Agreement; Assignment. This Agreement, the exhibits and annexes hereto, the Disclosure Schedule, the other schedules : (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral (including any letter of intent, term sheet or related discussions), among the parties with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, except that the Purchaser may assign its rights and delegate its obligations hereunder (i) after the Closing, in connection with a sale of the Purchaser or a sale of all or substantially all of its assets, (ii) to one or more of its Affiliates as long as the Purchaser remains ultimately liable for all of the Purchaser’s obligations hereunder and (iii) to any lender of the Purchaser or its Affiliates as collateral security.

10.6 Severability. If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7 Other Remedies. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Without prejudice to remedies at law, the parties shall be entitled to specific performance or other equitable relief, including injunctive relief, in the event of a breach or threatened breach of this Agreement.

25

10.8 Arbitration; Submission to Jurisdiction; Consent to Service of Process.

(a) all disputes, claims, or controversies arising out of or relating to the Agreement, the Ancillary Agreements (other than as expressly set forth therein) or any other agreement or document executed and delivered pursuant to the Agreement (other than as expressly set forth therein) or the negotiation, breach, validity or performance hereof and thereof or the Transactions, including claims of fraud and including as well the determination of the scope or applicability of this agreement to arbitrate, shall be resolved solely and exclusively by binding arbitration administered by JAMS in Missouri, before a single arbitrator (the “Arbitrator”). Except as modified in this Section, the arbitration shall be administered pursuant to JAMS’s Comprehensive Rules and Procedures. The parties further agree that this arbitration shall apply equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm or to enforce its rights under Section 6.3 or Section 6.4.

(b) The parties covenant and agree that the arbitration hearing shall commence within sixty (60) days of the date on which a written demand for arbitration is filed by any party hereto (the “Filing Date”). The hearing shall be no more than five (5) Business Days. In connection with the arbitration, the Arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three (3) depositions as of right, with each deposition limited to eight (8) hours, excluding breaks, and the Arbitrator may grant additional depositions upon good cause shown. For purposes of determining the number of depositions as of right, multiple petitioners or multiple respondents shall each respectively be deemed one party. The Arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. The Arbitrator’s award shall be made and delivered within sixty (60) days of the closing of the evidentiary hearing on the merits (the “Hearing”) or within sixty (60) days of service of post-Hearing briefs, if the arbitrator directs service of such briefs, shall be binding and final as between the parties, and a judgment may be entered upon the award in any court having jurisdiction thereof. The Arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The parties covenant and agree that the arbitration shall conclude within six (6) months of the Filing Date, and the Arbitrator shall be provided notice of such six-month limit (and agreed to abide by it) prior to his or her appointment as Arbitrator.

(c) The parties shall maintain the confidential nature of the arbitration proceeding and any award thereunder, including the Hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by Law, judicial decision or applicable securities laws or under applicable stock exchange rules.

(d) The parties will (i) bear their own attorneys’ fees, costs and expenses in connection with the arbitration, and (ii) share equally in the fees and expenses charged by the Arbitrator; provided, that the prevailing party shall be awarded its share of the Arbitrator’s fees and expenses and all other costs and expenses, including attorneys’, consultants’ and experts’ fees; provided, further, that any party unsuccessfully refusing to comply with the award or an order of the Arbitrator shall be liable for costs and expenses, including attorneys’, consultants’ and experts’ fees, incurred by the other party in enforcing the award or order. If the Arbitrator determines a party to be the prevailing party under circumstances where the prevailing party obtained relief on some but not all of the claims and counterclaims, the Arbitrator may award the prevailing party an appropriate percentage of the costs and expenses incurred by the prevailing party.

(e) Subject in all cases to the foregoing, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the state or federal courts located within Missouri, in connection with any matter based upon, arising out of or relating to this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Missouri for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings related hereto except in such courts.

10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

26

10.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.11 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.12 No Third Party Beneficiary. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, or Liabilities under or by reason of this Agreement except that (i) Article VIII shall also be for the benefit of the Indemnified Parties and (ii) Section 6.3 shall also be for the benefit of the Affiliates of the Purchaser (which shall include, from and after the Closing, the Company).

10.13 Tax Advice. Other than as expressly set forth in this Agreement, no party to this Agreement makes any representations or warranties to any other party regarding the Tax treatment of the Transactions pursuant to this Agreement or any of the Tax consequences to any other party of this Agreement or the Transactions. Each party to this Agreement acknowledges that it is relying solely on its own Tax advisors in connection with this Agreement and the Transactions.

10.14 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty of any Seller Party set forth in the corresponding numbered or lettered section or subsection of this Agreement, except to the extent that (a) such information is explicitly cross-referenced in another part of the Disclosure Schedule, or (b) it is readily apparent on the face of the disclosure (without reference to any document referred to therein) that such information qualifies another representation and warranty of any Seller Party in this Agreement. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty of any Seller Party made in this Agreement, unless the applicable part of the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The mere listing of a document or other item in, or attachment of a copy thereof to, the Disclosure Schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains directly to the existence of the document or other item itself).

[Remainder of page intentionally left blank]

27

IN WITNESS WHEREOF, the Purchaser, the Company and the Members have caused this Agreement to be signed, all as of the date first written above.

SURGE HOLDINGS, INC.

By:
Name:	Kevin Brian Cox
Title:	Chief Executive Officer

ECS PREPAID, LLC

By:
Name:	Dennis R. Winfrey
Title:	Manager

DENNIS R. WINFREY, individually

PEGGY S. WINFREY, individually

DERRON WINFREY, in his capacity as a control person of
Suray Holdings LLC solely with regard to Sections 2.1(b) and 2.1(d)

[Signature Page – Membership Interest Purchase Agreement]

28